Exhibit 10.1

SECOND AMENDMENT AND JOINDER TO CREDIT AGREEMENT AND TO SECURITY AGREEMENT

This Second Amendment and Joinder to Credit Agreement and to Security Agreement (the “Amendment”) is made as of this 20th day of June, 2013, by and among SL INDUSTRIES, INC., a New Jersey corporation (“SL Industries NJ”), and each of the entities listed as a Borrower on the signature pages hereto (together with SL Industries NJ, “Existing Borrowers” and each is individually referred to as an “Existing Borrower”), each of the entities listed as a GUARANTOR on the signature pages hereto (collectively “Guarantors” and each is individually referred to as a “Guarantor”, and SL INDUSTRIES, INC., a Delaware corporation (the “Joining Borrower” and collectively with the Existing Borrowers, the “Borrowers” and collectively with the Guarantors, the “Loan Parties”) the financial institutions which are now or which hereafter become a party hereto as lenders (collectively, the “Lenders” and each is individually referred to as a “Lender”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) and in its capacity as a Lender.

BACKGROUND

A.            On August 9, 2012, Existing Borrowers, Guarantors, Lenders and Administrative Agent entered into a Credit Agreement to reflect certain financing arrangements between the parties thereto (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) and executed a Security Agreement in connection therewith (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Security Agreement”).  The Credit Agreement, Security Agreement, and all other documents executed in connection therewith are collectively referred to herein as the “Existing Financing Agreements.”  All capitalized terms used herein but not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

B.            The Existing Borrowers have informed Administrative Agent and Lenders that the board of directors and shareholders of SL Industries NJ have approved a transaction, the purpose of which is to change SL Industries NJ’s state of incorporation from New Jersey to Delaware, through a migratory merger with a wholly owned subsidiary of SL Industries NJ incorporated in Delaware (collectively, the “Migratory Merger”).  The Migratory Merger was effected on the date hereof pursuant to an agreement and plan of merger between SL Industries NJ and its wholly owned subsidiary, Joining Borrower.  Upon the effectiveness of the Migratory Merger (i) the separate existence of SL Industries NJ ceased and Joining Borrower was the surviving entity, (ii) the title to all real estate and other property owned by SL Industries NJ was vested in Joining Borrower as the surviving entity, (iii) Joining Borrower as the surviving entity, has all of the liabilities of SL Industries NJ, and (iv) SL Industries NJ is deemed incorporated under the Delaware General Corporation Law and will be governed by the Delaware certificate of incorporation and Delaware by-laws attached to the agreement and plan of merger.

C.            The Existing Borrowers have informed Administrative Agent and Lenders that the Migratory Merger has effected a change in the legal domicile of SL Industries NJ and other changes of a legal nature; however, the Migratory Merger did not result in any change in SL Industries NJ’s business, management, location of its principal executive offices, assets, liabilities or net worth.

D.            The Loan Parties have requested, and the Administrative Agent and the Lenders have agreed, to (i) consent to the Migratory Merger, (ii) join Joining Borrower as a “Borrower” under the Credit Agreement and as a “Debtor” under the Security Agreement and (iii) amend certain terms and provisions contained in the Credit Agreement and Security Agreement, in each case subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.            Joinder.

(a)           Upon the effectiveness of this Amendment, Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes, a Borrower and a Debtor (as defined in the Security Agreement) under the Existing Financing Agreements.  All references to Borrower or Borrowers and to Debtor or Debtors contained in the Existing Financing Documents are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower or Debtor, as applicable, and Joining Borrower hereby agrees to comply with all terms and conditions of the Existing Financing Agreements (as may be modified in connection herewith) as if Joining Borrower were an original signatory thereto.

(b)           Without limiting the generality of the provisions of paragraph (a) above, Joining Borrower hereby becomes liable on a joint and several basis, along with all other Borrowers, for all Loans made by Lenders under the Existing Financing Agreements and all Obligations under the Existing Financing Agreements.

2.            Consent.

(a)           In reliance upon the documentation and information provided to Administrative Agent in connection with the Migratory Merger, and notwithstanding anything to the contrary contained in the Credit Agreement or any of the Existing Financing Agreements, upon satisfaction of the conditions set forth below, Administrative Agent and Lenders hereby consent to the Migratory Merger.

(b)           This consent shall be effective only as to the Migratory Merger.  Loan Parties agree that the consent set forth herein shall be limited to the precise meaning of the words as written and shall not be deemed (i) to be a consent to or any waiver or modification of any other term or condition of any Existing Financing Agreement, or (ii) to prejudice any right or remedy that Administrative Agent or Lenders may now have or may in the future have under or in connection with any Existing Financing Agreement other than with respect to the matters for which the consent in the preceding paragraph has been provided.  Other than as described in this Amendment, the consent described herein shall not alter, affect, release or prejudice in any way any Obligations under the Existing Financing Agreements.  This consent shall not be construed as establishing a course of conduct on the part of Administrative Agent or Lenders upon which the Loan Parties may rely at any time in the future. Loan Parties expressly waive any right to assert any claim to such effect at any time.

2

2.            Amendments to Credit Agreement.  Upon the effectiveness of this Amendment, all references to SL Industries, Inc., a New Jersey corporation contained in the Existing Financing Agreements (to the extent not otherwise modified in connection herewith) are hereby deemed for all purposes to be replaced with SL Industries, Inc., a Delaware corporation.

3.            Schedules.  Upon the effectiveness of this Amendment, the Schedules to the Credit Agreement shall be amended and restated in their entirety and replaced with the updated Schedules attached hereto as Exhibit A and the Schedules to the Security Agreement shall be amended and restated in their entirety and replaced with the updated Schedules attached hereto as Exhibit B.

4.            Representations and Warranties.  Each Loan Party hereby:

(a)            reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement, Security Agreement and all of the other Existing Financing Agreements (as modified in connection herewith) and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b)            reaffirms all of the covenants contained in the Credit Agreement and Security Agreement, and covenants to abide thereby until all Loans, Obligations and other liabilities of Loan Parties to Administrative Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Administrative Agent and Lenders;

(c)            represents and warrants that no Potential Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)            represents and warrants that since August 9, 2012, no event or development has occurred which has had or is reasonably likely to have a Material Adverse Change;

(e)            represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment and all related agreements, instruments, and documents to which such Loan Party is a party, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment and any related agreements, instruments or documents on its behalf were similarly authorized and empowered, and that neither this Amendment or any related agreements, instruments, or documents contravenes any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(f)            represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered by such Loan Party in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

3

5.            Security Interest.  As security for the payment and performance of the Obligations, and satisfaction by the Loan Parties of all covenants and undertakings contained in the Credit Agreement, the Loan Documents and the Existing Financing Agreements (as modified in connection herewith), each of the Loan Parties reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Administrative Agent, for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.  Joining Borrower hereby agrees that the Administrative Agent and the Lenders and any IRH Provider shall have, and Joining Borrower hereby grants to and creates in favor of PNC Bank, National Association, in its capacity as Administrative Agent, for its benefit and the ratable benefit of each Lender and IRH Provider (as defined in the Security Agreement), a continuing first priority, perfected lien and security interest in and upon the Collateral (as defined in the Security Agreement) of Joining Borrower, whether now owned or hereafter acquired or arising and wherever located.

6.            Confirmation of Indebtedness.  Loan Parties confirm and acknowledge that as of the close of business on June 19, 2013, Borrowers were indebted to Administrative Agent and Lenders under the Credit Agreement in the aggregate principal amount of (i) $3,224,319.00, comprised of $2,740,000.00 of outstanding Revolving Credit Loans and $484,319.00 for issued and outstanding Letters of Credit and (ii) $8,563,666.00 under the DOJ/EPA Letter of Credit, in each case without any deduction, defense, setoff, claim or counterclaim, plus all fees, costs and expenses incurred to date in connection with the Credit Agreement and the other Loan Documents.

7.            Acknowledgment of Guarantors. Each Guarantor hereby covenants and agrees that the Continuing Agreement of Guaranty and Suretyship dated August 9, 2012, as amended, restated, supplemented and otherwise modified from time to time, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers and each other Guarantor to Administrative Agent and Lenders under the Credit Agreement and the other Loan Documents.

8.            Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the satisfaction of each of the following conditions (all documents to be in form and substance reasonably satisfactory to Administrative Agent and Administrative Agent’s counsel):

(a)           Administrative Agent shall have received this Amendment duly executed by Lenders and all Loan Parties;

(b)           Loan Parties shall have paid or reimbursed Administrative Agent for its reasonable attorneys’ fees and expenses as required under the Credit Agreement, including those in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto;

(c)           Administrative Agent shall have received each of the agreements, instruments, certificates and documents listed on Exhibit C attached hereto; and

4

(d)           Execution and/or delivery of all other agreements, instruments and documents requested by Administrative Agent to effectuate and implement the terms hereof.

9.            Reaffirmation of Existing Financing Agreements.  Except as expressly modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, the Security Agreement, as amended, and all other of the Existing Financing Agreements (except as otherwise modified in connection herewith), are hereby reaffirmed and shall continue in full force and effect as therein written.

10.          Release.  As further consideration for Administrative Agent’s and Lenders’ agreement to grant the accommodations set forth herein, each Borrower and each Guarantor hereby waives and releases and forever discharges Administrative Agent and Lenders and their respective officers, directors, attorneys, agents and employees (the “Released Parties”) from any liability, damage, claim, loss or expense of any kind that Borrowers, Guarantors, or any of them, may have against Released Parties, or any of them, arising out of or relating to the Obligations, this Amendment or the Loan Documents.

11.          Miscellaneous.

(a)           No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)           The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e)           This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or electronic transmission shall bind the parties hereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

5

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	SL INDUSTRIES, INC.

	By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	CFO, Secretary & Treasurer

SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
TEAL ELECTRONICS CORPORATION
RFL ELECTRONICS INC.
SL MONTEVIDEO TECHNOLOGY, INC.
SL SURFACE TECHNOLOGIES, INC.
CEDAR CORPORATION
MTE CORPORATION
MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC.

By:	/s/ Louis J. Belardi
Name:	Louis J. Belardi
Title:	Authorized Officer

GUARANTORS:
SL POWER ELECTRONICS LTD.
INDUSTRIAS SL, S.A. DE C.V.
CONDOR POWER SUPPLIES DE MEXICO, S.A. DE C.V.
SL XIANGHE POWER ELECTRONICS CORP.
SL SHANGHAI POWER ELECTRONICS CORP.
SL SHANGHAI INTERNATIONAL TRADING CORP.
CEDRO DE MEXICO, S.A. DE C.V.
TPE DE MEXICO, S. DE R.L. DE C.V.

	By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	Authorized Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AND JOINDER TO
CREDIT AGREEMENT AND SECURITY AGREEMENT]

S-1

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

	By:	/s/ John T. Wilden
	Name:	John T. Wilden
	Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO AND JOINDER TO
CREDIT AGREEMENT AND SECURITY AGREEMENT]

S-2

Exhibit A

Amended and Restated Schedules to the Credit Agreement

SCHEDULE 1.1(A)

PRICING GRID --
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than or equal to 1.75 to 1.0	0.125%	1.25%	0.25%	1.25%
II	Greater than 1.75 to 1.0 but less than or equal to 2.25 to 1.0	0.15%	1.50%	0.50%	1.50%
III	Greater than 2.25 to 1.0 but less than or equal to 2.75 to 1.0	0.20%	1.75%	0.75%	1.75%
IV	Greater than 2.75 to 1.0 but less than or equal to3.25 to 1.0	0.25%	2.00%	1.00%	2.00%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)           The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to a Compliance Certificate to be delivered on the Closing Date.

(b)           The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower].  If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default].  The Borrower's obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Amount of Commitment for DOJ/EPA Loans	Commitment	Ratable Share
Name: PNC Bank, National Association Address: 1600 Market Street, 22nd Floor, F2-F070-22-2 Philadelphia, PA 19103 Attention: Kirk Mader, Senior Vice President Telephone: 215.585.1385 Telecopy: 215.585.4144	$40,000,000	$10,700,000	$50,700,000	100%

SCHEDULE 1.1(B) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association
Address: 1600 Market Street, 22nd Floor, F2-F070-22-2
Philadelphia, PA 19103
Attention: Kirk Mader, Senior Vice President
Telephone:         215.585.1385
Telecopy:           215.585.4144

With a Copy To:

PNC Bank, National Association
Loan Administrator -- Team Lead
Commercial Loan Administration
PNC Harborside
One East Pratt Street
4th Floor W, Mail Stop C3-C411-04-1
Baltimore, Maryland 21202
Attention:          Nancy Norris
Telephone:         410.237.5283
Telecopy:           410.237.5256

BORROWER:

Name: SL Industries, Inc.
SL Delaware, Inc.
SL Delaware Holdings, Inc.
Teal Electronics Corporation
RFL Electronics, Inc.
SL Montevideo Technology, Inc.
SL Surface Technologies, Inc.
MTE Corporation
Cedar Corporation
MEX Holdings LLC
SL Power Electronics Corporation
SLGC Holdings, Inc.
Address: 520 Fellowship Road, Suite A-114
Mount Laurel, NJ 08054
Attention:          Louis J. Belardi
Telephone:         (856) 222-5525
Telecopy:           (856) 727-1683

SCHEDULE 1.1(B) - 2

GUARANTORS:

Name: SL Power Electronics Ltd.
Industrias SL, S.A. de C.V.
Condor Power Supplies de Mexico, S.A. de C.V.
SL Xianghe Power Electronics Corp.
SL Shanghai Power Electronics Corp.
SL Shanghai International Trading Corp.
Cedro de Mexico, S.A. de C.V.
TPE de Mexico, S. de R.L. De C.V.
Address: 520 Fellowship Road, Suite A-114
Mount Laurel, NJ 08054
Attention:          Louis J. Belardi
Telephone:         (856) 222-5525
Telecopy:           (856) 727-1683

SCHEDULE 1.1(B) - 3

SCHEDULE 1.1(P)

PERMITTED LIENS

Debtor	Secured Party	Type/Filing Date	File Number	State	Collateral Description
RFL Electronics Inc.	Oce Financial Services Inc.	Original 4/7/2010	25593105	NJ
Equipment under PO# 49315 and all accessions, attachments, replacements, substitutions, modifications and additions thereto, now or hereafter acquired, and all proceeds thereof (including insurance proceeds) Model serial#  with all peripherals TDS720FA, 0772006341, 4904942, 0073205780, TC54, 0451014275. This is a precautionary filing in connection with a true lease transaction and is not to be construed as indicating the transaction is other than a true lease.

SCHEDULE 6.1.1

QUALIFICATIONS TO DO BUSINESS

Loan Party	Jurisdiction of Organization	Other States in which Loan Party is Qualified to do Business
SL Industries, Inc.	Delaware	New Jersey
SL Delaware, Inc.	Delaware	None
SL Delaware Holdings, Inc.	Delaware	None
MTE Corporation	Wisconsin	None
RFL Electronics Inc.	Delaware	New Jersey, Ohio
SL Montevideo Technology, Inc.	Minnesota	Pennsylvania
Cedar Corporation	Nevada	None
Teal Electronics Corporation	California	None
Mex Holdings LLC	Delaware	None
SL Power Electronics Corporation	Delaware	California, Massachusetts, Minnesota, New York, Pennsylvania, Washington
SLGC Holdings, Inc.	Delaware	None
SL Surface Technologies, Inc.	New Jersey	None
SL Power Electronics Ltd.	United Kingdom	None
Industrias SL, S.A. de C.V.	Mexico	None
Condor Power Supplies de Mexico, S.A. de C.V.	Mexico	None
SL Xianghe Power Electronics Corp.	China	None
SL Shanghai Power Electronics Corp.	China	None
SL Shanghai International Trading Corp.	China	None
Cedro de Mexico, S.A. de C.V.	Mexico	None
TPE de Mexico, S. de R.L. De C.V.	Mexico	None

SCHEDULE 6.1.2

SUBSIDIARIES

Company	Authorized Shares	Shares Issued and Outstanding		Holder and % of Equity Interest
SL Delaware, Inc.	1,000	1,000		SL Industries, Inc. 100%
SL Delaware Holdings, Inc.	1,000	1,000		SL Industries, Inc. 100%
MTE Corporation	50,000	1,746	2/3	SL Delaware Holdings, Inc. 100%
RFL Electronics Inc.	1,000	1,000		SL Delaware Holdings, Inc. 100%
SL Montevideo Technology, Inc.	100	1		SL Delaware Holdings, Inc. 100%
Cedar Corporation	25,000	25,000		SL Montevideo Technology, Inc. 100%
Teal Electronics Corporation	1,000	100		SL Delaware Holdings, Inc. 100%
Mex Holdings LLC	N/A	N/A		Teal Electronics Corporation 100%
SL Power Electronics Corporation	3,000	1,000		SL Delaware Holdings, Inc. 100%
SLGC Holdings, Inc.	3,000	1,000		SL Delaware Holdings, Inc. 100%
SL Surface Technologies, Inc.	2,500	2,500		SLGC Holdings, Inc. 100%
SL Power Electronics Ltd.	50,000	1,000		SL Power Electronics Corporation 100%
Industrias SL, S.A. de C.V.	100	100		SL Power Electronics Corporation 99%. SL Delaware Holdings, Inc. 1%
Condor Power Supplies de Mexico, S.A. de C.V.	5,000	5,000		SL Power Electronics Corporation 99%. SL Industries, Inc. 1%
SL Xianghe Power Electronics Corp.	386,065	386,065		SL Power Electronics Corporation 100%
SL Shanghai Power Electronics Corp.	39,656	39,656		SL Power Electronics Corporation 100%
SL Shanghai International Trading Corp.	39,648	39,648		SL Power Electronics Corporation 100%
Cedro de Mexico, S.A. de C.V.	5,000	5,000		Cedar Corporation 99.98% SL Delaware Holdings, Inc. .02%
TPE de Mexico, S. de R.L. de C.V.	3,000	3,000		Teal Electronics Corporation 99% MEX Holdings LLC 1%

SCHEDULE 6.1.4

REQUIRED CONSENTS AND FILINGS

Filing of the UCC financing statements, and filings relating to the perfection of security interests in intellectual property including tradenames, copyrights and patents.

SCHEDULE 6.1.5

LITIGATION

China

During 2012, the Company conducted an investigation to determine whether certain employees of SL Xianghe Power Electronics Corporation, SL Shanghai Power Electronics Corporation and SL Shanghai International Trading Corporation, three of the Company’s indirect wholly-owned subsidiaries incorporated and operating exclusively in China, may have improperly provided gifts and entertainment to government officials (the “China Investigation”). Based upon the China Investigation, which we believe is substantially complete, the estimated amounts of such gifts and entertainment were not material to the Company’s financial statements. Such estimate does not take into account the costs to the Company of the China Investigation itself, or any other additional costs.

The China Investigation included determining whether there were any violations of laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The Company’s outside counsel has contacted the DOJ and the Securities and Exchange Commission (the “SEC”) voluntarily to disclose that the Company was conducting an internal investigation, and agreed to cooperate fully and update the DOJ and SEC periodically on further developments. The Company’s counsel has done so, and the Company has continued to cooperate fully with the DOJ and the SEC on the results of the China Investigation and various remediation actions undertaken by the Company.

The Company had retained outside counsel and forensic accountants to assist in the China Investigation. Additionally, the Company hired outside consultants to provide assistance in implementing a mandatory FCPA compliance program for all of its employees which was completed in December 2012. Also, during the first and second quarters of 2013 the Company engaged outside consultants to perform FCPA compliance tests at its operations in China and Mexico. The Company cannot predict at this time whether any regulatory action may be taken or any other adverse consequences may result from this matter.

Environmental

On December 3, 2012, the Company received a demand letter from the State of New Jersey. The demand is for $1,300,000 for past and future cleanup costs and $500,000 for natural resource damages (“NRD”) for a total of $1,800,000 (the “New Jersey Claim”). Although the Company and its counsel believe that it has meritorious defenses to any claim for reimbursement, on February 13, 2013 the Company offered to pay $250,000 to fully resolve the claim  presented by the State of New Jersey for past costs, future costs and NRD at the Puchack Well Field Superfund site. The State of New Jersey is currently evaluating the Company’s counter-offer.

The matters set forth on Schedule 6.1.14 are incorporated herein by reference.

SCHEDULE 6.1.6

MATERIAL ADVERSE CHANGE

The matters set forth on Schedule 6.1.14 are incorporated herein by reference.

SCHEDULE 6.1.10

INTELLECTUAL PROPERTY

None

SCHEDULE 6.1.14

ENVIRONMENTAL MATTERS

There are three sites on which the Company may incur material environmental costs in the future as a result of past activities of its former subsidiary, SurfTech. There are two Company owned sites related to its former subsidiary, SurfTech. These sites are located in Pennsauken, New Jersey (the “Pennsauken Site”) and in Camden, New Jersey (the “Camden Site”). There is also a third site, which is not owned by the Company, referred to as the “Puchack Well Field Site.” The Puchack Well Field Site and the Pennsauken Site are part of the Puchack Well Field Superfund Site.

The Company has been and is the subject of administrative actions that arise from its ownership of SL Surface Technologies, Inc. (“SurfTech”), a wholly-owned subsidiary, the assets of which were sold in November 2003. SurfTech formerly operated chrome-plating facilities in Pennsauken Township, New Jersey (the “Pennsauken Site”) and Camden, New Jersey (the “Camden Site”).

In 2006 the United States Environmental Protection Agency (the “EPA”) named the Company as a potential responsible party (a “PRP”) in connection with the remediation of the Puchack Well Field, which has been designated as a Superfund Site. The EPA has alleged that hazardous substances generated at the Company’s Pennsauken Site contaminated the Puchack Well Field. As a PRP, the Company is potentially liable, jointly and severally, for the investigation and remediation of the Puchack Well Field Superfund Site under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

The EPA is remediating the Puchack Well Field Superfund Site in two separate operable units. The first operable unit (“OU-1”) consists of an area of chromium groundwater contamination in three aquifers that exceeds the selected cleanup standard. The second operable unit (“OU-2”) pertains to sites that are allegedly the sources of contamination for the first operable unit. The EPA advised the Company in October 2010 that OU-2 includes soil contamination in the immediate vicinity of the Company’s Pennsauken Site.

In June 2011, the EPA announced a proposed plan for “cleaning up the soil” at OU-2. The remedy proposed by the EPA is “Geochemical Fixation.” This remedy involves applying a chemical reductant to the contaminated soil to reduce hexavalent chromium by converting it to immobilized trivalent chromium. The EPA’s estimated cost for this remedy is $20,700,000 over seven years. The public comment period for the proposed plan expired on July 27, 2011. On September 26, 2011 the EPA issued a Record of Decision (“ROD”) selecting the Geochemical Fixation remedy. This remedy involves mixing a reducing agent to treat soils containing concentrations of hexavalent chromium greater than 20 parts per million. The remedy also requires post-remediation sampling, site restoration and implementing a groundwater sampling and analysis program.

The Company has reached an agreement with both the United States Department of Justice (“DOJ”) and EPA related to its liability for both OU-1 and OU-2 and has entered into a Consent Decree which governs the agreement, the terms of which are described below. The Company has agreed to perform the remediation for OU-2. The Company intends to have its environmental consultants, who are expected to perform the requirements of the OU-2 remediation, perform an active role in the remediation design. Also, the Company has agreed to pay a fixed sum for the EPA’s past cost for OU-2 and a portion of the EPA’s past cost for OU-1. The payments are to be made in five equal payments of $2,141,000 for a total $10,705,000, plus interest. The first payment plus interest is to be made ten days after the effective date of the Consent Decree (day the judge signs and files the decree). The next four payments will be made on the anniversary of the first payment plus ten days in the same amount of $2,141,000 plus interest. The Company has also agreed to pay the EPA’s costs for oversight of the OU-2 remediation. The Consent Decree was subject to a 30 day public comment period which expired on April 25, 2013.The United States District Court judge signed the Consent Decree effective April 30, 2013, thereby triggering the Company’s obligation under the Consent Decree. On May 10, 2013 the Company made the first payment related to its obligation under the Consent Decree in the amount of $2,185,000 which included interest. On May 28, 2013 a letter of credit in the amount of $8,564,000 was issued in favor of the EPA to provide financial assurance related to the Company’s remaining obligation to pay for EPA’s past cost as mentioned above.

With respect to the Camden Site, the Company has reported soil contamination and a groundwater contamination plume emanating from the site. The New Jersey Department of Environmental Protection (“NJDEP”) approved, and the Company implemented in 2010, an interim remedial action pilot study to inject neutralizing chemicals into the unsaturated soil. Based on an assessment of post-injection data, our consultants believe the pilot study can be implemented as a full scale soil remedy to treat unsaturated contaminated soil. A Remedial Action Workplan for soils (“RAWP”) is being developed. The RAWP will select the injection remedy as the site wide remedy for unsaturated soils, along with demolition and proper disposal of the former concrete building slab and targeted excavation and disposal of impacted soil immediately underlying the slab. Additionally, the RAWP will address a small area of impacted soil off the property. The RAWP will be submitted to the NJDEP, by the Licensed Site Remediation Professional (“LSRP”) for the site. The RAWP is scheduled to be implemented in 2014. Also, the Company’s environmental consultants finalized an interim remedial action pilot study to treat on-site contaminated groundwater, consisting of injecting food-grade product, into the groundwater at the down gradient property boundary, to create a “bio-barrier.” The pilot study includes post-injection monitoring to assess the bio-barrier’s ability to treat contaminated groundwater. Implementation of the groundwater pilot study will occur in 2013 with post-injection effectiveness monitoring to occur in 2014.

As previously reported, the Company is currently participating in environmental assessments and cleanups at a number of sites. One of these sites is a commercial facility, located in Wayne, New Jersey. Contaminated soil and groundwater has undergone remediation with NJDEP oversight, but contaminants of concern (“COCs”) in groundwater and surface water, which extend off-site, still remain above applicable NJDEP remediation standards. Certain COCs have also been detected in the indoor air of two commercial buildings, located on the property. One of the buildings (the “Main Building”) was outfitted with a sub-slab depressurization system as a mitigation measure. The source investigations under the Main Building were completed in June 2012. Soil and groundwater samples collected from underneath the Main Building identified COCs in excess of the NJDEP’s applicable remediation standards. Consequently, a soil contaminant source remains under the Main Building that is feeding the groundwater contamination. The remedial investigation conducted in the second quarter of 2012 identified a new soil source of COCs. A soil remedial action plan will be required in order to remove the new soil source contamination by a second building that continues to impact groundwater. Our consultants have reviewed data to determine what supplemental remedial action is necessary for soils, and whether to modify or expand the groundwater remedy that will likely consist of additional in-situ injections of food grade product into the groundwater. Estimates have been developed by the Company’s consultants, which includes costs to enhance the existing vapor intrusion system, remedial injections, soil excavation and additional tests and remedial activities. Costs related to this site are recorded as part of discontinued operations, net of tax.

Westville, NJ

The Former SL Waber Facility is located in Westville, New Jersey. The property was previously owned by SL Industries, and operated by SL Waber, a subsidiary of SL Industries.  SL Waber ceased operations; SL Industries subdivided the property, and sold a portion of the property to a knitting company in 1998. SL Industries remains the owner of a small undeveloped portion of the property. SL Industries is under an Administrative Consent Order/Remediation Agreement with the New Jersey Department of Environmental Protection (“NJDEP”) to remediate the property.  Under NJDEP guidelines, the contaminates of concern (“COC’s”) exceeded certain screening levels.  Annual groundwater sampling was completed in May, 2011 on the property. Analytical results confirmed that COC’s for the property remain above applicable NJDEP standards. Vapor sampling was completed and a “Vapor Intrusion Update Report” was sent to the NJDEP. In the report the Company’s consultants indicated that there are two areas of elevated vapors of concern (“VOC”) concentrations beneath one of the building’s floor located on the property.  Soil samples collected from underneath the building confirmed that a soil source is present and that another one may be present. The remedial investigation of the property had been completed by May 2012 per statutory mandate.  The Company’s consultants are assessing soil and groundwater remedial options.  This assessment will be important to determine if supplemental injections into the groundwater are necessary to “kick start” the biodegradation process which was performed several years ago. Additional sampling will be conducted during 2013 in known areas of concern (“AOC’s”) to meet the remedial investigation deadline of May 7, 2014

Swope Superfund Site

The Company has a minor liability for this site, approximately 0.49% for liabilities related to remediation and other administrative costs.  Expenses for the past several years have been minor. The Company has accrued $45,000 relating to the Swope site.

The Company has reported soil and groundwater contamination at the facility of SL-MTI located on its property in Montevideo, Minnesota. An analysis of the contamination has been completed and a remediation plan has been implemented at the site pursuant to the remedial action plan approved by the Minnesota Pollution Control Agency. The remaining steps under this plan are the monitoring of samples. Costs related to this site are recorded as a component of continuing operations.

SCHEDULE 8.1.3

INSURANCE REQUIREMENTS RELATING TO THE COLLATERAL

COVENANTS:

At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.  Such policies of insurance shall contain special endorsements which include the provisions set forth below or are otherwise in form acceptable to the Administrative Agent in its discretion.  The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.  Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, (i) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (ii) for losses of less than $500,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (iii) for losses equal to or greater than $500,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.

ENDORSEMENT:

(i) specify the Administrative Agent as an additional insured, mortgagee and lender loss payee as its interests may appear,

(ii) with respect to all property insurance policies, provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, except that the insurer shall not be obligated to maintain the insurance if the breach consists of non-payment of premiums which continues for 30 days after written notice to Administrative Agent,

(iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise,

(iv) provide that any and all rights of subrogation which the insurers may have or acquire against the Loan Parties shall be, at all times and in all respects, junior and subordinate to the prior Payment In Full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been paid in full and the Commitments have terminated,

(v) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice of such cancellation or change,

(vi) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and

(vii) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured.

SCHEDULE 8.2.1

PERMITTED INDEBTEDNESS

1.	Indebtedness related to foreign currency forward contracts used to hedge foreign currency risk.*

2.	Indebtedness related to Copper Purchase Agreements. As of June 20, 2013, inventory purchase agreements for copper totaled $1,660,088.*

3.	Operating leases as and to the extent permitted under Section 8.2.14.*

4.	Letter of Credit issued by PNC Bank National Association., held by Royal Bank of Canada on behalf of SL Industries, Inc. in the amount of $474,179 (amount changes annually).

5.	Letter of Credit issued by PNC Bank National Association., held by Daniel Bawabe, Trustee of E2S Trust, on behalf of SL Power Electronics Corporation.

6.	Indebtedness primarily related to EPA payment using Libor Rate on the Credit Line with PNC Bank as of June 20, 2013 totaled $2,740,000.

7.
Letter of Credit issued by PNC Bank National Association, held by The United States Environmental Protection Agency on behalf of SL Industries, Inc. and SL Surface Technologies, Inc. in the amount of $8,563,666.

* Amounts related to these arrangements fluctuate.

SCHEDULE 9.1.6

FINAL JUDGMENTS/ORDERS

Any final judgments or orders arising out of or related to the matters set forth on Schedule 6.1.5 are incorporated herein by reference.